Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts Christine Simeone Lois Paul & Partners +1 (617) 986-5773 echelon@lpp.com	Investor Contact Annie Leschin/Vanessa Lehr StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports 2011 Third Quarter Results and

Subsequent Developments

(SAN JOSE, CA – November 3, 2011) – Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2011.

•	Revenues: $43.8 million (an increase of 62% from same quarter last year)

•	GAAP Net Income: $655,000; GAAP Net Income per Share: $0.02 (including $0.03 per share due to a one-time forfeiture of equity compensation awards)

•	Non-GAAP Net Income: $1.8 million; non-GAAP Net Income per Share: $0.04

“We had another solid quarter of financial performance. By focusing our activities on high growth geographies with our differentiated energy control networking systems, subsystems and components, Echelon is further establishing its presence as a global force in the smart grid industry,” said Ron Sege, chairman and CEO of Echelon. “We achieved significant milestones this quarter including the approval of our smart meters in Brazil through our partner ELO and an important streetlighting win in Oslo, Norway. As we look to the variety of opportunities in existing and emerging territories such as Latin America and China, we remain committed to the high-end of our guidance of 40% growth in 2011 and achieving non-GAAP profitability in 2012.”

Total revenues for the third quarter were $43.8 million, up from $27.1 million in the same period last year, a 62% growth rate. Revenues from Echelon’s Utility products were $29.2 million for the third quarter, up from $13.0 million in the same period last year. Revenues from Echelon’s Commercial products were up slightly from $12.5 million in the third quarter of 2010 to $12.7 million this quarter. Enel revenues were $2.0 million, compared to $1.5 million in the same period last year.

Gross margin in the third quarter of 2011 was 40.9% compared with 46.0% in the third quarter of 2010. Lower margins this quarter were driven by a combination of product mix, as more sales came from our lower-margin utility products, and by the previously-reported manufacturing cost increases. Total operating expenses for the quarter were $17.2 million compared to $19.2 million in the third quarter of 2010.

GAAP net income for the third quarter was $655,000, or $0.02 cents per share, compared to a net loss of $7.8 million, or $0.19 cents per share, in the same period last year. Non-GAAP net income for the third quarter was $1.8 million, or $0.04 cents per share, compared to a non-GAAP net loss of $4.7 million, or $0.11 cents per share for the third quarter of 2010. Stock-based compensation expense was lower than expected this quarter due primarily to the reversal of approximately $976,000 of expense due to the forfeiture of awards to our former Executive Chairman, Ken Oshman, who regrettably passed away in August. Excluding expense reversal, we would have had a GAAP loss of $0.01 per share for the quarter.

Business Outlook

Echelon offers the following guidance for the fourth quarter of 2011:

•	Total revenues are expected to be $39 million to $41 million, with our Utility revenues accounting for about 62%, our Commercial revenues 33%, and the remainder from Enel.

•	Non-GAAP gross margin is expected to be in the range of 40%.

•	Stock-based compensation expense is expected to be approximately $3.2 million.

•	Non-GAAP loss per share amounts are expected to range from $0.04 to $0.07, based on a fully diluted weighted average shares outstanding of 42.5 million.

•	GAAP loss per share is expected to be between $0.12 and $0.14 for the quarter.

Subsequent Developments

Subsequent to the end of the third quarter, Duke Energy cancelled its $14.5 million order with Echelon for Edge Control Nodes, previously announced in September 2010. Duke’s successful deployment of Echelon smart meters in Ohio will continue as planned. Based on Duke’s current smart grid regulatory timeline across their other state jurisdictions, Echelon will prioritize the development of its ECN and Control Operating System (COS) software to meet the nearer-term needs of its customers in Europe and Latin America.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 800-901-5241 and enter passcode: 10011880 (callers outside the US please use 617-786-2963). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating

Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding restructuring charges as well as the impact of stock-based compensation charges made in accordance with FASC 718 (formerly SFAS 123R), to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes these charges (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world’s leading open-standard energy control networking company. Echelon technologies connect more than 35 million homes, 300,000 buildings and 100 million devices to the smart grid, and help customers save 20% or more on their energy usage. With more than 20 years of experience in energy control, Echelon delivers a wide range of innovative solutions to commercial and electric utility customers. More information about Echelon can be found at http://www.echelon.com.

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Echelon and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s potential business in South America and China; Echelon’s anticipated performance, including revenue growth rates, for the fourth quarter and full year of 2011 and thereafter, in particular markets and in general; the expected timeframe to reach profitability; and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, and in particular the risk that the Company may fail to receive projected orders for our Utility products; the risk that global economic conditions will affect our customers’ ability to receive regulatory or other approval or financing for Utility or Commercial-based deployments; risks relating to the timely development of Echelon’s products and services, and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; the effect of the Edge Control Node order cancellation on Echelon’s future financial results; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$23,685	$7,675
Short-term investments	36,998	56,957
Accounts receivable, net	27,051	25,102
Inventories	10,638	8,993
Deferred cost of goods sold	1,848	2,588
Other current assets	5,365	3,962

Total current assets	105,585	105,277
Property and equipment, net	28,161	31,020
Other long-term assets	9,023	9,273

	$142,769	$145,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,207	$10,399
Accrued liabilities	7,510	6,713
Current portion of lease financing obligations	1,835	1,731
Deferred revenues	6,965	9,175

Total current liabilities	29,517	28,018

Long-term liabilities	22,398	23,563
Total stockholders’ equity	90,854	93,989

	$142,769	$145,570

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Product	$43,010	$26,441	$113,215	$69,544
Service	817	683	2,737	2,683

Total revenues	43,827	27,124	115,952	72,227

Cost of revenues:
Cost of product (1)	25,419	14,083	63,037	38,397
Cost of service (1)	501	567	1,661	1,870

Total cost of revenues	25,920	14,650	64,698	40,267

Gross profit	17,907	12,474	51,254	31,960

Operating expenses:
Product development (1)	7,533	8,438	26,005	24,598
Sales and marketing (1)	5,885	6,003	19,183	18,463
General and administrative (1)	3,747	4,756	13,408	13,115

Total operating expenses	17,165	19,197	58,596	56,176

Income (loss) from operations	742	(6,723)	(7,342)	(24,216)
Interest and other income (expense), net	390	(559)	(123)	380
Interest expense on lease financing obligations	(363)	(390)	(1,111)	(1,188)

Income (loss) before provision for income taxes	769	(7,672)	(8,576)	(25,024)
Income tax expense	114	170	229	252

Net income (loss)	$655	$(7,842)	$(8,805)	$(25,276)

Net income (loss) per share:
Basic	$0.02	$(0.19)	$(0.21)	$(0.61)
Diluted	$0.02	$(0.19)	$(0.21)	$(0.61)
Shares used in computing net income (loss) per share:
Basic	42,232	41,560	42,040	41,311
Diluted	42,987	41,560	42,040	41,311
(1) Amounts include stock-based compensation costs as follows:
Cost of product	$221	$320	$627	$882
Cost of service	29	31	62	94
Product development	1,017	1,104	2,811	3,171
Sales and marketing	307	642	1,510	2,227
General and administrative	(403)	1,004	1,734	2,954

Total stock-based compensation expenses	$1,171	$3,101	$6,744	$9,328

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP net income (loss)	$655	$(7,842)	$(8,805)	$(25,276)
Stock-based compensation	1,171	3,101	6,744	9,328

Total non-GAAP adjustments to earnings from operations	1,171	3,101	6,744	9,328
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net income (loss)	$1,826	$(4,741)	$(2,061)	$(15,948)

Non-GAAP net income (loss) per share:
Diluted	$0.04	$(0.11)	$(0.05)	$(0.39)
Shares used in computing net income (loss) per share:
Diluted	42,987	41,560	42,040	41,311

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows provided by (used in) operating activities:
Net loss	$(8,805)	$(25,276)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,530	5,021
Loss on disposal of fixed assets	92	5
Reduction of allowance for doubtful accounts	(13)	(12)
Reduction of (increase in) accrued investment income	64	(28)
Stock-based compensation	6,744	9,328
Change in operating assets and liabilities:
Accounts receivable	(1,920)	8,947
Inventories	(1,619)	(1,200)
Deferred cost of goods sold	762	806
Other current assets	(1,147)	972
Accounts payable	2,998	(119)
Accrued liabilities	892	1,303
Deferred revenues	(1,975)	(1,304)
Deferred rent	(41)	(59)

Net cash provided by (used in) operating activities	562	(1,616)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(38,978)	(45,873)
Proceeds from maturities and sales of available-for-sale short-term investments	58,862	56,885
Change in other long-term assets	(10)	6
Capital expenditures	(1,965)	(1,442)

Net cash provided by investing activities	17,909	9,576

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations	(1,286)	(1,180)
Proceeds from exercise of stock options	945	537
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options	(2,093)	(1,846)

Net cash used in financing activities	(2,434)	(2,489)

Effect of exchange rates on cash:	(27)	(341)

Net increase in cash and cash equivalents	16,010	5,130
Cash and cash equivalents:
Beginning of period	7,675	17,206

End of period	$23,685	$22,336